Exhibit 99.1

Genworth Financial Has Sold 92.3 Million Shares In Genworth Mortgage Insurance Australia Limited

RICHMOND, Va., (May 11, 2015) — Genworth Financial, Inc. (NYSE: GNW) (“Genworth”) confirms that its wholly owned subsidiaries Brookfield Life Assurance Company Limited and Genworth Financial International Holdings, Inc. (as partners) (together, the “Vendor”) sold 92.3 million shares in Genworth Mortgage Insurance Australia Limited (“Genworth Australia”) at A$3.08 per share, representing 14.2% of Genworth Australia.

After completion, the Vendor will hold 337.7 million shares representing approximately 52% of Genworth Australia, and Genworth remains a strong supporter of Genworth Australia.

Important notice

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in the United States. The securities offered and sold by Genworth set out in this announcement have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States, and may not be offered or sold, directly or indirectly, in the United States except in compliance with the registration requirements of the Securities Act and any other applicable securities laws of any state or other jurisdiction of the United States or pursuant to an exemption from, or in a transaction not subject to, such registration requirements and any other applicable securities laws.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. To help families start “the talk” about their futures and long term care planning, Genworth recently completed a national #LetsTalk Tour to encourage conversations and information sharing. Genworth has leadership positions in mortgage insurance and long term care insurance and product offerings in life insurance and fixed annuities that assist consumers in solving their home ownership, insurance and retirement needs. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Contact Information:

Investors & Media:	Amy Corbin, 804 662.2685
amy.corbin@genworth.com

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